UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 3, 2021

THE BRINK’S COMPANY
(Exact name of registrant as specified in its charter)

Virginia	001-09148	54-1317776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1801 Bayberry Court
P. O. Box 18100
Richmond, VA 23226-8100
(Address and zip code of
principal executive offices)

Registrant’s telephone number, including area code: (804) 289-9600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

    ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    ☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

    ☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

    ☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1.00 per share	BCO	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule
405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Securities Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 3, 2021, The Brink’s Company (the “Company”) announced that Mark Eubanks, age 49, will join the Company on September 7, 2021, as Executive Vice President and Chief Operating Officer.

Mr. Eubanks most recently served as President, Europe, Middle East and Africa for Otis Worldwide Corporation, the leading elevator and escalator manufacturing, installation and service company, from April 2019 to September 2020. Prior to that, he was Group President, Electrical Products, for Eaton Corporation, a global power management company, from 2015 to 2019. Mr. Eubanks has a Bachelor of Science degree from the University of Florida and a Master of Business Administration degree from Emory University.

In connection with Mr. Eubanks’ employment commencing on September 7, 2021 and in anticipation of the Company’s Board of Directors (the “Board”) appointing Mr. Eubanks as Executive Vice President and Chief Operating Officer, the Company and Mr. Eubanks entered into an offer letter, dated July 2, 2021 (the “Hire Date”), which provides for the following compensation and benefits:

Annual Base Salary	$700,000, subject to annual review after 2021 by the Compensation and Benefits Committee of the Board (the “Compensation Committee”).
Annual Bonus	Participation for 2021 in the Brink’s Incentive Plan (the “BIP”) with a target of 100% of 2021 earned base salary, with the actual payout ranging from 0% to 200% of target, subject to a maximum of 200% of 2021 earned base salary. The 2021 bonus payment will be prorated based on completed months of performance through December 31, 2021.
For 2022 and later, as determined by the Compensation Committee pursuant to the BIP, participation in the BIP with an expected maximum of 200% of the target.
Long-Term Incentive Awards
Eligibility for equity awards consistent with those granted to other senior executives of Company in respect of 2021, with a target long-term incentive opportunity of $2.1 million (“2021 LTI”). These awards will consist of the following, subject to the approval of the Compensation Committee
a.50% of the 2021 LTI composed of restricted stock units (“RSUs”), which shall vest in three equal annual installments; and
b.50% of the 2021 LTI composed of internal metric performance share units (“PSUs”), which vest on February 24, 2024 based on achievement of the performance targets for the other named executive officers previously approved by the Committee in February 2021.
Following 2021, and for each fiscal year thereafter, Mr. Eubanks will be eligible for long-term incentive award opportunities to be determined by the Compensation Committee.

Employee Benefits
Mr. Eubanks will be eligible for the following employee benefits:
a.Employee benefits and fringe benefits on the same basis as other senior executives of the Company; and
b.Relocation assistance pursuant to the Company’s relocation policy up to $150,000, as well as a taxable, temporary housing reimbursement of up to $5,000 per month for the 12-month period from the Hire Date.

Termination and Change in Control Benefits
Mr. Eubanks will be eligible to participate in the Company’s Severance Pay Plan as a Tier 2 Participant. In addition, Mr. Eubanks will receive an enhanced severance benefit as described below.
In the event of a termination without cause (as defined in the Severance Pay Plan) or for good reason (as defined in the Severance Pay Plan, but modified to include the Board’s failure to appoint Mr. Eubanks as the Company’s Chief Executive Officer) during the first nine calendar months of employment with the Company, Mr. Eubanks will receive the Severance Pay Benefits, and
a.The PSUs granted as part of the 2021 LTI will become fully and immediately vested and deemed earned at the target level; and
b.The RSUs granted as a part of the 2021 LTI will vest in full on the one-year anniversary of the grant date of the 2021 LTI.
Mr. Eubanks will be eligible to receive this enhanced severance benefit for a period that ends 60 days after the conclusion of the ninth calendar month of his employment.
Pursuant to the terms of the offer letter, it is expected that the Company will enter into a change in control agreement with Mr. Eubanks on terms consistent with the change in control agreements with the Company’s other executive officers, other than the Company’s Chief Executive Officer, as described in the Current Report on Form 8-K the Company filed with the Securities and Exchange Commission on March 9, 2020.

Item 8.01	Other Events.

    On August 3, 2021, the Company issued a press release related to Mr. Eubanks’ appointment. A copy of the press release is attached as Exhibit 99.1 and incorporated by reference into this Current Report on Form 8-K.

Item 9.01		Financial Statements and Exhibits.

(d)	Exhibits

	99.1	Press Release, dated August 3, 2021, issued by The Brink's Company

	104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE BRINK’S COMPANY (Registrant)

Date: August 3, 2021	By:	/s/ Ronald J. Domanico
Ronald J. Domanico
Executive Vice President and Chief Financial Officer